Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-199133, No. 333-214595, No. 333-219292, No. 333-226521, No. 333-233794, No. 333-248584, No. 333-259186, No. 333-265439 and No. 333-272514) of Alibaba Group Holding Limited of our report dated July 21, 2023, except for Note 27 and the change in the presentation of segment information as discussed in Note 5 and Note 26 to the consolidated financial statements, as to which the date is May 23, 2024 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

Hong Kong

May 23, 2024